Exhibit 99.2

March 4, 2005

Knowles Electronics Holdings, Inc.
1151 Maplewood Drive
Itasca, Illinois 60143
Attention: James H. Moyle

Dear Ladies and Gentlemen:

     Reference is hereby made to (i) the Credit Agreement dated as of June 28, 1999, among Knowles Electronics Holdings, Inc., as Borrower, JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, J.P.Morgan Securities, Inc. (f/k/a Chase Securities Inc.), as lead arranger and book manager, and the lenders party thereto as amended, modified or supplemented through the date hereof (the “1999 Credit Agreement”), (ii) the Credit Agreement dated as of December 20, 2004 among Knowles Electronics Holdings, Inc., as Borrower, Xerion Partners II Master Fund Limited as Lender and the other lenders party thereto from time to time (the “Xerion Credit Agreement”) and (iii) the proposed Amendment No. 8 and Waiver to the 1999 Credit Agreement substantially in the form attached as Exhibit A hereto (the “Proposed Amendment”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Xerion Credit Agreement.

     On the date hereof, Xerion Partners II Master Fund Limited (“Xerion”) holds 100% of the Loans and Xerion hereby confirms its consent to the adoption and effectiveness of the Proposed Amendment.

     Accordingly, upon (w) the Consenting Creditor Total representing more than 50% of the Outstanding Creditor Total (for which purposes 100% of the Loans shall be included in the Consenting Creditor Total), (x) the adoption and effectiveness of the Proposed Amendment in accordance with the 1999 Credit Agreement and the terms of the Proposed Amendment (such adoption and effectiveness to be evidenced by written notice thereof from the Borrower to Xerion), (y) the payment to Xerion of $90,000 in accordance with clause (y)(B)(2) of Section 6.11 of the Xerion Credit Agreement, and (z) the Borrower’s agreement (evidenced by its countersignature below) that upon the adoption and effectiveness of the Proposed Amendment, Xerion shall have the benefit of the representations and warranties of the Borrower contained in the Proposed Amendment as if Xerion were a party thereto, the Proposed Amendment shall, pursuant to Section 8.02(c) of the Xerion Credit Agreement, be deemed to (i) amend Sections 6.01(a)(ix) and 6.13 of the Xerion Credit Agreement to the same extent as the Proposed Amendment amends Sections 6.01(a)(xi) and 6.13, respectively, of the 1999 Credit Agreement and (ii) waive Section 6.11 of the Xerion Credit Agreement to the same extent as the Proposed Amendment waives Section 6.11 of the 1999 Credit Agreement.

        Very truly yours,

Xerion Partners II Master Fund Limited
By:	/s/ Neil H. Rothenberg
	Name:	Neil H. Rothenberg
Title:

Accepted and agreed:

Knowles Electronics Holdings, Inc.

By:      /s/ James H. Moyle
Name: James H. Moyle
Title: Executive VP and CFO